Exhibit 15.1

May 8, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Registration Statements on Form S-8 (No. 333-153151, No. 333-142199, No. 333-142202, No. 033-52387, No. 333-127223, No. 333-51418, No. 333-49392, No. 333-47194, No. 333-47665, No. 333-47667, No. 033-65932, No. 033-65930, and No. 033-28534).

Commissioners:

We are aware that our reports dated May 8, 2009 on our review of interim financial information of AllianceBernstein Holding L.P. (the “Company”) and AllianceBernstein L.P. for the three-month periods ended March 31, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 are incorporated by reference in its Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York